UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 11, 2014

REXFORD INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 966-1680

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under “Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 11, 2014, Rexford Industrial Realty, Inc. (the “Company”) amended its existing revolving credit facility by entering into an Amended and Restated Credit Agreement (the “Amended Facility”) by and among the Company, Rexford Industrial Realty, L.P. (the “Operating Partnership”), Bank of America, N.A. as administrative agent, swing line lender and a letter of credit issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets, Inc. as Joint Lead Arrangers and Joint Bookrunners and the other parties named therein.  The Amended Facility, among other matters, adds a five-year $100.0 million term loan to the existing $200.0 million revolving credit facility.

The Amended Facility has an initial principal amount of $300.0 million comprised of a senior unsecured revolving credit facility (the “Revolver”) in an initial principal amount of $200.0 million, and a senior unsecured term loan facility (the “Term Loan”) in the principal amount of $100.0 million.  The maturity date of the Revolver was extended to June 11, 2018 (previously July 24, 2016), with one 12-month extension option exercisable by the Company, subject to certain conditions, and the Term Loan has a maturity date of June 11, 2019.  The aggregate principal amount of the Amended Facility may be increased to a total of up to $600.0 million, which may be comprised of additional revolving commitments under the Revolver or an increase to the Term Loan, or any combination of the foregoing, subject to the satisfaction of specified conditions and the identification of lenders willing to make available such additional amounts.

Interest on the Amended Facility is generally to be paid based upon, at the Company’s option, either (i) LIBOR plus the applicable LIBOR margin or (ii) the applicable base rate which is the greatest of (a) the federal funds rate plus 0.50%, (b) the administrative agent’s prime rate or (c) the thirty-day LIBOR plus 1.00%, plus the applicable base rate margin. Until the Company attains an Investment Grade Rating, the applicable LIBOR margin will range from 1.30% to 1.90% (previously 1.35% to 2.05% ), for the Revolver and 1.25% to 1.85% for the Term Loan, depending on the Company’s Leverage Ratio, as defined by the Amended Facility. The Amended Facility requires quarterly payments of an annual unused facility fee in an amount equal to 0.20% or 0.30% depending on the undrawn amount of the Revolver.

The Amended Facility is guaranteed by the Company and by substantially all of the current and to-be-formed subsidiaries of the Operating Partnership that own an unencumbered property. The Amended Facility is not secured by the Company’s properties or by equity interests in the subsidiaries that hold such properties.

The Amended Facility includes a series of financial and other covenants that the Company must comply with in order to borrow under the Amended Facility, including:

•	Maintaining a ratio of total indebtedness to total asset value of not more than 60%.;
•	Maintaining a ratio of secured debt to total asset value of not more than 45%.;
•	Maintaining a ratio of total recourse debt to total asset value of not more than 15%.;
•	Maintaining a minimum tangible net worth of at least the sum of (i) $283,622,250, and (ii) an amount equal to at least 75% of the net equity proceeds received by the Company after March 31, 2014;
•	Maintaining a ratio of adjusted EBITDA to fixed charges of at least 1.50 to 1.0.;
•	Maintaining a ratio of total unsecured debt to total unencumbered asset value of not more than 60%; and
•	Maintaining a ratio of unencumbered NOI to unsecured interest expense of at least 1.75 to 1.0.

The Revolver and the Term Loan may be voluntarily prepaid in whole or in part at any time without premium or penalty.  Amounts borrowed under the Term Loan and repaid or prepaid may not be reborrowed.

The Amended Facility contains usual and customary events of default including defaults in the payment of principal, interest or fees, defaults in compliance with the covenants set forth in the Amended Facility and other loan documentation, cross-defaults to certain other indebtedness, and bankruptcy and other insolvency defaults. If an event of default occurs and is continuing under the Amended Facility, the unpaid principal amount of all outstanding loans, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

As of June 11, 2014, borrowings of approximately $147.4 million were outstanding under the Amended Facility, including approximately $47.4 million drawn under the Revolver and $100.0 million under the Term Loan.

The foregoing summary of the Amended Facility does not purport to be complete and is qualified in its entirety by reference to the Amended Facility, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1

Amended and Restated Credit Agreement, dated as of June 11, 2014, among the Rexford Industrial Realty Inc., Rexford Industrial Realty, L.P., Bank of America, N.A., as administrative agent, swing line lender, and letter of credit issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets, Inc. as Joint Lead Arrangers and Joint Bookrunners and the other parties named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.

June 13, 2014	/s/ Michael S. Frankel
Michael S. Frankel Co-Chief Executive Officer (Principal Executive Officer)

June 13, 2014	Rexford Industrial Realty, Inc.

/s/ Howard Schwimmer
Howard Schwimmer Co-Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1

Amended and Restated Credit Agreement, dated as of June 11, 2014, among Rexford Industrial Realty Inc., Rexford Industrial Realty, L.P.., Bank of America, N.A., as administrative agent, swing line lender, and letter of credit issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets, Inc. as Joint Lead Arrangers and Joint Bookrunners and the other parties named therein.